Filed Pursuant to Rule 424(b)(3)

Registration No. 333-232425

RREEF PROPERTY TRUST, INC.

SUPPLEMENT NO. 14 DATED DECEMBER 9, 2022

TO THE PROSPECTUS DATED APRIL 18, 2022

This document supplements, and should be read in conjunction with, our prospectus dated April 18, 2022, as supplemented by Supplement No. 1 dated May 6, 2022, Supplement No. 2 dated May 17, 2022, Supplement No. 3 dated June 3, 2022, Supplement No. 4 dated July 1, 2022, Supplement No. 5 dated July 6, 2022, Supplement No. 6 dated August 3, 2022, Supplement No. 7 dated August 16, 2022, Supplement No. 8 dated September 2, 2022, Supplement No. 9 dated October 4, 2022, Supplement No. 10 dated October 31, 2022, Supplement No. 11 dated November 2, 2022, Supplement No. 12 dated November 18, 2022, and Supplement No. 13 dated December 2, 2022. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose changes to our share redemption plan.

Share Redemption Plan

The following disclosure supplements and should be read in conjunction with the section of the prospectus titled “Share Repurchases and Redemptions—Redemption Limitations” and all other similar disclosure in the prospectus.

Effective December 9, 2022, our board of directors modified our share redemption plan to limit redemptions during the quarter ended December 31, 2022 to 5% of our combined NAV as of September 30, 2022. Our board of directors determined that the foregoing modification makes our share redemption plan consistent with the liquidity of the share redemption plans of other public, non-listed REITs and is in our best interests and the best interests of our stockholders.